Exhibit 10.23
CONTRACT OF EMPLOYMENT
THIS CONTRACT is made the 31 August 2009 and is made between:
(1)	CLEAR CHANNEL OUTDOOR LTD whose registered office is 33 Golden Square London W1F 9JT (the Company); and

(2)	CHRISTOPHER WILLIAM ECCLESHARE of 9 The Mount, London NW3 6SZ (You).

1.	GENERAL

1.1	This Contract of Employment (the Contract) sets out the particulars of your employment with the Company as at the date of this Contract and complies with section 1 of the Employment Rights Act 1996.

1.2	Your employment under this agreement will begin with effect from 31 August 2009. For the purposes of the Employment Rights Act 1996, your period of continuous employment with the Company shall begin on the same date (the Employment).

1.3	In the event of any inconsistency between the terms of this Contract and the Employee Handbook, the terms of this Contract will prevail.

1.4	In this Contract, Group Company shall mean any company which is for the time being a subsidiary or holding company of the Company (as defined in section 736 of the Companies Act 1985) and any company in which the Company or any subsidiary or holding company of the Company (as defined in section 736 of the Companies Act 1985) has a beneficial ownership of or controls 20% or more of the issued share capital.

2.	JOB TITLE/DUTIES

2.1	You are employed as the Company’s Chief Executive Officer, International (Europe, the Middle East and Asia) and will report to the Chief Executive Officer of Clear Channel Outdoor (“Global CEO”), currently Mark Mays (Your Director). The Company reserves the right to change Your Director to another person who is Global CEO or of commensurate position at any time without your prior agreement although the Company will notify you of any such change.

2.2	You will devote the whole of your working time attention and abilities to the duties which you will perform on behalf of the Company and any Group Company for the time being and you will not during the course of the Employment without the prior written consent of Your Director provide your services to or engage in any other business or activity which is in any way similar or related to the business of the Company or any Group Company.

2.3	You acknowledge and agree that the Company has the right to monitor your use of computer and telecommunications equipment provided to you for the purpose of the Employment and including your use of internet, email and telephone correspondence.

2.4	You will promptly disclose to the Board in writing:
2.4.1	any actual or intended material breach of duty or lawful obligation owed by you or by any other employee to the Company or any Group Company of which you become aware;

2.4.2	any offer of employment made to you or any offer of employment made to any other employee of the Company or any Group Company of which you become aware in each case where that offer of employment is made by or on behalf of any third party engaged in providing products or services in outdoor advertising in competition with the Company or any Group Company;

2.4.3	any approach made by or on behalf of any third party, whether to you or to any other employee of the Company or any Group Company of which you become aware and which you know (or ought reasonably to have known) is intended to result in the diversion of business away from the Company or any Group Company.
For the avoidance of doubt, it is acknowledged that you hold a non-executive directorship with Hays plc and may continue to do so and that, on that ceasing, you may with the Company’s prior written consent (which shall not be unreasonably withheld) take up one non-executive role at any given time with a business that does not compete with the Company or any Group Company.
2.5	You acknowledge and agree that you are at all times during your employment, including during any period of suspension or during any Garden Leave Period, subject to a duty of goodwill, trust, confidence, exclusive service, faith and fidelity to the Company. These duties include, without limitation the duty throughout the duration of this Contract:

2.5.1	not to compete with the Company or any Group Company;

2.5.2	not to make preparations (during such hours as you should be providing services under this Contract) to compete with the Company or any Group Company after this Contract has terminated;

2.5.3	not to solicit in competition with the Company or any Group Company any customer or customers of the Company or Group Company;

2.5.4	not to entertain invitations to provide services either in a personal capacity or on behalf of any third party from actual or prospective customers of the Company or any Group Company where such invitations relate to services which could be provided by the Company or any Group Company;

2.5.5	not to offer employment elsewhere to employees of the company or any Group Company (other than employment by the Company or any Group Company);

2.5.6	not to copy or memorise confidential information or trade secrets of the Company or any Group Company with a view to using or disclosing such information for a purpose other than for the benefit of the Company or the Group Company; and

2.5.7	not to conspire, collude, cooperate with or otherwise encourage, procure or assist any third party to do anything which, if done by you, would be a breach of 2.5.1 to 2.5.6 above.
3.	PLACE OF WORK

3.1	Your normal place of work will be 33 Golden Square, London, W1F 9JT however you will be required to travel to other places within the United Kingdom and abroad as required to fulfil your duties. The Company’s policies relating to travel and expenses as amended from time to time will apply in respect of the costs of such travel. The Company also reserves the right to change your normal place of work to any other location within Greater London which is the Company’s headquarters.

4.	HOURS OF WORK

4.1	Your normal hours of work are 9 am to 5.30 pm, Monday to Friday. You will work such additional hours and at different times as may reasonably be required to meet the needs of the business.
4.2	There is no contractual right to overtime and any overtime payments are at the sole and absolute discretion of the Company.

4.3	You agree that the limits on working time in Regulation 4(1) of the Working Time Regulations 1998 will not apply to your Employment (opt-out). You may (subject to the provisions of the Regulations) give three months’ written notice to the Company that you wish to revoke your agreement to this opt-out.

5.	REMUNERATION

5.1	You will be paid your basic salary monthly in arrears by credit transfer to your Bank account on or about the 25th day of each month at the rate of £402,685 per annum (each instalment being deemed to accrue rateably from day to day). Your salary (and any other payments (if any) due to you from time to time under the terms of this agreement) will be paid to you via the Company’s payroll subject to appropriate deductions for income tax and National Insurance contributions.

5.2	Your basic salary will be reviewed annually from 1 April at the absolute discretion of the Company.

5.3	Details of the bonus arrangements applicable to you are set out in Schedule 2.

5.4	In addition to your basic salary, you will be entitled to receive a non-pensionable car allowance of £18,000 per annum. This allowance will be paid in equal monthly instalments with your salary less tax and National Insurance contributions. The allowance shall be deemed to include all costs of road fund licence, insurance premiums and running costs of the car, including fuel, oil, maintenance and repairs.

5.5	During this agreement, you will be entitled to participate at the Company’s expense in the Company’s life assurance and private medical insurance schemes. Your membership of these schemes is subject to the rules of those schemes from time to time (and any replacement schemes provided by the Company) and to you (and if appropriate your spouse and dependent children) being eligible to participate in or benefit from such schemes pursuant to their rules. If any scheme provider (including but not limited to any insurance company) refuses for any reason (whether based on its own interpretation of the terms of the insurance policy or otherwise) to provide any benefits, the Company is not liable to provide any replacement benefits of the same or similar kind or to pay compensation in lieu of such benefit.
5.6	The Company will contribute to a personal pension plan registered under Chapter 2 Part 4 of the Finance Act 2004 nominated by you an annual amount equal to 15% of your annual basic salary from time to time, unless you first notify the Company in writing (in sufficient time to allow the Company to reduce any such payment) that the Company should make a lower contribution in order that you may avoid exceeding a level of personal pension inputs which shall give rise to an annual allowance charge. In this paragraph, expressions shall, unless the context otherwise requires, have the same meaning as in sections 227 to 238 inclusive of the Finance Act 2004. There is no contracting out certificate in force with respect to your employment pursuant to this Agreement.

5.7	You may be granted further stock awards from time to time at the discretion of the Company.

6.	ABSENCE FROM WORK

6.1	If you are absent for any reason you should inform the Company as soon as possible but by the end of the first day.

6.2	You must submit a medical certificate to the Company signed by your doctor as to the reason for the absence if you are absent for any period of 8 consecutive days or more. A new medical certificate should be sent each week thereafter.

6.3	For the purposes of Statutory Sick Pay the agreed “qualifying days” are Monday to Friday.

6.4	There is no contractual entitlement to sick pay in the event of absence from work by reason of illness or incapacity. Any payment made will be at the sole and absolute discretion of the Company as detailed in the employee handbook.

6.5	For the avoidance of doubt the provisions of this clause 6 will not prejudice or limit in any way the Company’s right to terminate the Employment pursuant to clauses 8 or otherwise pursuant to its terms.

6.6	The Company reserves the right to require you at any time to undergo a medical examination and you authorise the Company’s Board of Directors to have unconditional access to any report or reports (including copies) produced as a result of any such examination as the

Board may from time to time require to the extent the contents are relevant to your ability to carry out your duties.

7.	HOLIDAYS

7.1	You are entitled to the following holidays during which you will be paid your normal remuneration:
7.1.1	Subject to clause 7.2 below, eight Statutory holidays, which are New Year’s Day, Good Friday, Easter Monday, May Day, Spring Bank Holiday, Late Summer Bank Holiday, Christmas Day and Boxing Day unless on any such Bank Holiday you are required to carry out your duties of the Employment, in which case you will be given another day’s holiday in lieu of the Bank Holiday worked.

7.1.2	additional entitlement period of 30 working days accumulating at the rate of 2.5 days per completed calendar month’s service. This entitlement is subject to the following sub clauses of this Clause 7 and shall be taken at times to be agreed in advance with the Company.
7.2	The Company reserves the right to require you to work on any statutory holiday. In the event that you are required to work on a statutory holiday you will be given a day’s holiday in lieu to be taken at a time to be agreed with Your Director.

7.3	The holiday year is the calendar year from 1 January to 31 December and you should take your holidays during this period. You will not be permitted to carry over more than 5 unused holiday days’ entitlement into a following holiday year except in exceptional circumstances with the express written consent of Your Director.

7.4	You may not take as holiday more than 10 working days consecutively out of your entitlement without the prior written consent of the Company.

7.5	If you leave the Employment with outstanding holiday entitlement, you will, in addition to any other sums to which you may be entitled, be paid a sum representing salary for the number of days’ holiday entitlement outstanding. If you leave the Employment having taken more than the accumulated holiday entitlement for the current holiday year then a sum equivalent to wages for the additional holiday taken will be deducted from any final payment to you and the balance will be paid to you.

7.6	A day’s pay for holiday pay purposes is calculated as 1/260th of your annual basic salary.

7.7	The Company may require that you take any unused holiday during a period of notice being served by you and if the Company exercises its right to place you on garden leave pursuant to clause 8.5 below, you will be deemed to take any accrued untaken holiday during your garden leave period and so will have no separate entitlement to payment for it when your Employment actually terminates. You have no right to take holiday during a period of notice except with the Company’s prior agreement.

8.	TERMINATION OF EMPLOYMENT

8.1	Subject to clause 8.7 the Company may terminate the employment by serving not less than twelve months’ notice in writing. You may resign your employment by serving not less than six months’ notice in writing.

8.2	Subject to clause 8.7, as an alternative to notice pursuant to clause 8.1, the Company may, in its absolute discretion terminate this Contract without prior notice and make a) a payment in lieu of the basic salary (but not other benefits) to which you would have been entitled during the period of notice of termination provided under clause 8.1 and b) a payment of 20% of the amount payable in a) above in lieu of the benefits to which you would have been entitled during the period of notice of termination provided under clause 8.1.

8.3	Once notice has been given, either by the Company or by you pursuant to clause 8.1, the Company may in its absolute discretion, at any time during such notice terminate this Contract and make a) a payment in lieu of the basic salary (but not other benefits) to which you would have been entitled during the during the unexpired period of notice and b) a payment of 20% of the amount payable in a) above in lieu of the benefits to which you would have been entitled during the unexpired period of notice.

8.4	The Company shall have the right to suspend you (subject to the continued payment of your salary and benefits) pending any investigation into any potential dishonesty, gross misconduct or any other circumstances which may give rise to a right to the Company to terminate your employment for such period as it thinks fit.

8.5	You agree that you have no right to be provided with work by the Company and at any time after either you or the Company have given notice to terminate the Employment (or if you breach this Contract by resigning without giving the required notice and the Company does not accept your resignation on that basis) then the Company may:

8.5.1	require you not to carry out your duties or to exercise your powers or responsibilities under this Contract during the remaining period of your notice period (or any part of such period);

8.5.2	require you to resign immediately from any offices you may hold in the Company or in any Group Company;

8.5.3	require you not to attend your place of work or any other premises of the Company or any Group Company during the remaining period of your notice (or any part of such period);

8.5.4	require you not to make contact with any employees, agents or customers or clients of the Company or any Group Company except as directed by the Company during the remaining period of your notice (or any part of such period);

8.5.5	require you to return to the Company all documents, computer disks and other property (including summaries, extracts or copies) belonging to the Company or any Group Company or to its or their clients or customers;

8.5.6	require you to work from your home and/or to carry out exceptional duties or special projects outside the normal scope of your duties and responsibilities provided these are commensurate with your status.
The exercise of the right contained in this clause 8.5 shall be described in this Contract as Garden Leave and the period during which it is exercised shall be described as the Garden Leave Period.

8.6	If the Company exercises its right under clause 8.5 above it will continue to pay to you your normal contractual remuneration as described in 5 above as long as you comply with your obligations under this Contract. Where the Company terminates your employment during any financial year the Company will pay your annual bonus as set out in Schedule 2 pro-rata for the period of the year worked to the date of termination PROVIDED THAT the bonus payment shall be calculated at year end based on actual audited results and shall be paid as soon as possible at the commencement of the following financial year.

8.7	Nothing in this Contract prevents the Company from terminating the Employment summarily in the event of any serious breach by you of any material and fundamental term(s)

of this Contract (including, without limitation, breach of clause 18.2) or any gross misconduct by you. In the event of such termination, the Company shall not be obliged to make you any further payment beyond the amount of any remuneration and payment in lieu of outstanding untaken holiday entitlement actually accrued up to and including the date of such termination and the Company shall be entitled to deduct from such remuneration any sums you owe it or any Group Company, to which deduction you hereby expressly consent.

8.8	At any time during the Employment, including during any Garden Leave Period, the Company may require you to return promptly to the Company all original and copy documents, software and any other information-storing medium belonging or relating to the Company or any other Group Company and any other property belonging to the Company or any Group Company or belonging to any third party who has provided the property to the Company or any Group Company for the use of that company which is in your possession or under your control.

8.9	You will on the termination of your employment for any reason return to the Company all confidential information or property belonging or relating to the business of the Company or any Group Company which is in your possession or under your control on the Termination Date, including but not limited to any company car, mobile telephone, laptop computer, software, disks or data (held in whatever form) and keys.

9.	RESIGNATION AS DIRECTOR

9.1	Without prejudice to clause 8.5.2 you will on termination of your Employment for any reason at the request of the Company resign immediately without claim for compensation:

9.1.1	as a director of the Company and any Group Company of which you are a director; and

9.1.2	from all trusteeships held by you of any pension scheme or other trusts established by the Company or any Group Company or any other company with which you have had dealings as a consequence of your employment with the Company.

9.2	If you fail to resign within seven days of request, the Company is irrevocably authorised to appoint a person to execute any documents and to do everything necessary to effect such resignation or resignations on your behalf.

10.	INTELLECTUAL PROPERTY

10.1	You acknowledge that because of the nature of your duties and the particular responsibilities arising as a result of such duties that you owe to the Company and any Group Company you have a special obligation to further the interests of the Company and each Group Company.

10.2	You shall promptly disclose to the Company any idea or invention created in the manner prescribed by sections 39(1) and 39(2) of the Patents Act 1977. Any such inventions will then be dealt with in accordance with the provisions expressed in that Act.

10.3	You acknowledge that all trade marks, registered designs, design rights, copyright, database rights and other intellectual property rights (together, where registerable with the right to apply for registration of the same, aside from those described in clause 10.2), whether in existence now or coming into existence at any time in the future, will, on creation either during the normal course of employment or by using materials, tools or knowledge made available through your employment, vest in and be the exclusive property of the Company or any Group Company which the Company shall nominate and if required to do so (whether during or after the termination of his employment), you shall execute all instruments and do all things necessary to vest ownership in the above rights in the Company as sole beneficial owner. Where the same does not automatically vest by Act of Parliament, you shall immediately assign the same to the Company. You irrevocably waive all your rights pursuant to sections 77 to 83 inclusive of the Copyright Designs and Patents Act 1988 and any statutory amendment thereto.

10.4	You appoint the Company to be your attorney in your name and on your behalf to execute any such instrument or do any such thing necessary for the purpose of giving to the Company or its nominee, the full benefit of the provisions of this clause 10 and acknowledge in favour of any third party that a certificate in writing signed by any director or secretary of the Company, that any instrument or act falls within the authority conferred shall be conclusive evidence that such is the case.

10.5	Clauses 10.1, 10.2, 10.3 and 10.4 cannot be amended or varied other than by written agreement with the parties.

11.	NORMAL RETIREMENT AGE

The Company’s normal retirement age for Directors is 65.

12.	CONFIDENTIALITY AND RESTRICTIONS

12.1	In consideration for the payments and other benefits due to you under this Contract, you agree to enter into the restrictions in Schedule 1 to protect the legitimate interests of the Company and any other Group Company.

12.2	You agree that if you receive any offer of employment or any other work during your Employment (including any Garden Leave Period) or at any time during the Restricted Period, you will give to the person offering you the employment or engagement a copy of this clause 12 and Schedule 1.

13.	GRIEVANCE AND DISCIPLINARY PROCEDURES

13.1	The disciplinary rules and procedure and the grievance procedure applicable to the Employment are set out in the Employee Handbook.

13.2	Please note that those rules and procedures are not part of your contract of employment and do not have contractual force and effect unless expressly stated to the contrary.

14.	DATA PROTECTION

14.1	Your personal data will be held by the Company in its manual and automated filing systems. You hereby consent to the processing and disclosure of such data internally and, so far as is reasonably necessary, externally in order for the Employment under this Contract to be performed, for decisions to be made regarding your employment, or for the purpose of any potential sale or transfer of at least 50% (fifty per cent) or the shares of the Company or any Group Company or any potential sale or transfer of any business of the Company or any Group Company to which in either case you are at the relevant time assigned including, in the event of a potential sale or transfer, disclosure of such data to any proposed purchases or its advisers in confidence.

14.2	You further consent to the Company processing and disclosing sensitive data internally and externally to professional advisors in confidence or medical practitioners including medical information for the purpose of assessing your ability to continue with Employment and data regarding sex, marital status, race, ethnic origin, disability for a purpose of monitoring to ensure equality of opportunity within the Company.

14.3	You shall keep the Company informed of changes to his personal data.

15.	DEDUCTIONS

For the purposes of the Employment Rights Act 1996, you hereby authorise the Company at any time during the continuance of this Contract and in any event on termination howsoever arising, to deduct from your remuneration (which for this purpose includes salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) all debts owed by you to the Company or any Group Company, including but without limitation the balance outstanding of any loans (and interest where appropriate) advanced by the Company to you, the cost of repairing any damage or loss to the Company’s property caused by you.

16.	COLLECTIVE AGREEMENTS

16.1	There are no collective agreements that directly affect the terms and conditions of your employment.

17.	SMOKING POLICY

17.1	The Company operates a no smoking policy in respect of all of its premises.

18.	PRIOR AND OTHER AGREEMENTS

18.1	This Contract cancels and is in substitution for all previous letters of engagement, agreements and arrangements (whether oral or in writing) relating to the subject matter hereof between the Company or any Group Company and you all of which shall be deemed to have been terminated by mutual consent.

18.2	You hereby warrant that by entering into this Contract and performing your duties hereunder you will not be in breach of any terms or obligations under any further or other agreement with any third party.

19.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

19.1	This Contract does not confer rights on your spouse or dependants or any third party under the Contracts (Rights of Third Parties) Act 1999. Clauses 2, 8, 9, 10, 12, 14, 15 and 18 of this agreement do confer rights and shall be enforceable by any Group Company under the Contracts (Rights of Third Parties) Act 1999. Save as expressly stated, no other rights are conferred on any Group Company or to any other third party.

20.	GOVERNING LAW AND JURISDICTION

20.1	This agreement shall be governed by and interpreted in accordance with the law of England and Wales.

20.2	The parties to this agreement submit to the exclusive jurisdiction of the English Courts in relation to any claim, dispute or matter arising out of or relating to this agreement.

20.3	Any delay by the Company in exercising any of its rights under this agreement will not constitute a waiver of such rights.
EXECUTED as a Deed by the parties on the date set out at the beginning of this Contract
SIGNED and delivered as a deed by CLEAR
CHANNEL OUTDOOR LIMITED acting by
two directors or by one director and the secretary:

Director
Signature	/s/ Jonathan Bevan:
Name	JONATHAN BEVAN

Director/Secretary
Signature	/s/ Mark Mays:
Name	MARK MAYS
SIGNED by CHRISTOPHER WILLIAM
ECCLESHARE: /s/ William Eccleshare

SCHEDULE 1
PART 1
CONFIDENTIALITY
1	You acknowledge that in the ordinary course of your employment you will be exposed to information about the Company’s business and the business of each Group Company and that of the Company’s and each Group Company’s suppliers and customers which amounts to a trade secret, is confidential or is commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company or any Group Company or to the general public and which if disclosed will be liable to cause significant harm to the Company or any such Group Company. Such information (whether recorded in writing, on computer disk or in any other medium) is referred to as “Confidential Information”. You have therefore agreed to accept the restrictions in this Schedule.

2	You will not either directly or indirectly during this agreement or after its termination without limit in time for his own purposes or for any purposes other than those of the Company or any Group Company (for any reason and in any manner) use or divulge or communicate to any person, firm, company or organisation except to those officials of the Company or any Group Company whose province it is to know the same any secret or Confidential Information or information constituting a trade secret acquired or discovered by you in the course of your employment with the Company relating to the private affairs or business of the Company or any Group Company or their suppliers, customers, management or shareholders.

3	The restrictions contained in this clause do not apply to:
a.	any disclosure authorised by the Board or required in the ordinary and proper course of your employment or as required by the order of the court of competent jurisdiction or an appropriate regulatory authority or otherwise required by law; or

b.	any information, or Confidential Information that you can demonstrate was known to you prior to the commencement of your employment by the Company or by any Group Company;

c.	a protected disclosure by you, in accordance with the provisions of the Public Interest Disclosure Act 1998.
4	You will not other than with the approval of Your Director make or issue any press, radio or television statement, or publish or submit for publication any letter or article relating directly or indirectly to the business affairs of the Company or Group Company save in the ordinary course of carrying out your duties .

5	The provisions set out above are without prejudice to your duties and obligations to be implied into this Contract at common law.
PART 2
PROTECTIVE COVENANTS
1	In order to protect the Confidential Information, trade secrets, customer connections, stable workforce and other legitimate business interests of the Company and each Group Company, you undertake (except in the event of a wrongful termination by the Company) to the Company on behalf of itself and as agent and trustee for each Group Company that you will not directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder, director, employee, agent, consultant, partner or otherwise:
a.	at any time during the period of 9 months from the Effective Date within the Restricted Territory, take any steps preparatory to or be engaged, employed, interested or concerned in (i) any business that provides any Competing Business and/or (ii) any Target Business Entity and/or (iii) any firm, company or other entity directly or indirectly owning or controlling either a business that provides any Competing Business or a Target Business Entity;

b.	at any time during the period of 9 months from the Effective Date within the Restricted Territory, acquire a substantial or controlling interest directly or by or through any nominee or nominees in any business providing any Competing Business, a Target Business Entity or in any firm, company or other entity owning or controlling a business that provides any Competing Business or a Target Business Entity;

c.	at any time during the period of 9 months from the Effective Date solicit or induce or endeavour to solicit or induce any Key Person to leave the employ of the Company or any Relevant Group Company, whether or not such person would commit any breach of his or her own contract of employment or engagement by leaving the service of the Company or any Relevant Group Company; or

d.	at any time during the period of 9 months from the Effective Date solicit or induce or endeavour to solicit or induce any person who is a Restricted Client or Prospective Client away from the Company or any Group Company or interfere with or endeavour to interfere with the Company’s or any Group Company’s relationship with any person who is a Restricted Client or Prospective Client provided always that nothing contained in this clause shall be deemed to prohibit the seeking or doing of business not in direct or indirect competition with the Restricted Business; or

e.	at any time during the period of 9 months from the Effective Date have business dealings directly or indirectly with any person who is a Restricted Client or Prospective Client provided always that nothing contained in this clause shall be deemed to prohibit the seeking or doing of business not in direct or indirect competition with the Restricted Business; or

f.	encourage, assist or procure any third party to do anything which, if done by him would be in breach of sub-paragraphs 1a to e of Part 2 of this Schedule 1, but for the avoidance of doubt nothing in these restrictions will prevent you from working in the restricted period for a company or business which is not (i) a Competing Business; (ii) a Target Business Entity; or (iii) a firm, company or other entity which owns or controls a business that provides any Competing Business or a Target Business Entity and in which business you have a material involvement.
2	Each of the restrictions in Part 2 of this Schedule 1 is intended to be separate and severable and in the event that any of such restrictions shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if part of the wording or range of services or products were reduced in scope or deleted, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.
3	Since you may also obtain in the course of your employment by reason of services rendered to or offices held in any other Relevant Group Companies knowledge of the trade secrets or other Confidential Information of such Group Company, you hereby agree that you will at the request and cost of the Company enter into a direct agreement or undertaking with such Group Company whereby you will accept restrictions corresponding to the restrictions contained in this agreement (or such of them as may be appropriate in the circumstances) in relation to such products and services and such area and for such period as such Group Company may reasonably require for the protection of its legitimate interests.

4	If you apply for or are offered a new employment, appointment or engagement, before entering into any related contract, you will bring the terms of this schedule 2 to the attention of a third party proposing directly or indirectly to employ, appoint or engage you.

5	For the purposes of this Schedule 1, the following expressions shall have the following meanings:
a.	“Competing Business” shall mean any products or services which are the same as or materially similar to and competitive with any Restricted Business to include without limitation the businesses of Stroer, JCD, News Outdoor, Titan and CBS;

b.	“Effective Date” means the date on which your employment terminates (the “Termination Date”) provided always that if no duties have been assigned to you or you have carried out duties other than your normal duties or have been excluded from the Company’s premises immediately preceding the Termination Date in accordance with clause 8.5, it means the last date on which you carried out your normal duties;

c.	“Key Person” shall mean any person who on the Effective Date is a director or officer or manager or executive or of the same grade to you employed or engaged by the Company or any Relevant Group Company or any consultant working for the Company or any Relevant Group Company as a director or officer or manager or executive or in a similar capacity (or any person who would have been so employed by or working for the Company or any Relevant Group Company on the Effective Date but for your breach of your obligations under this Agreement and/or implied by law) with whom you worked or had material dealings or for whose work you were responsible or managed in the course of your employment under this agreement at any time during the Relevant Period;

d.	“Prospective Client” shall mean any person who at any time during the Relevant Period was a prospective client or prospective customer of the Company or any Group Company and with whom you had a material involvement during the course of your employment at any time during the Relevant Period;

e.	“Relevant Group Company” shall mean any Group Company (other than the Company) for which you have performed services under this Contract or for which you have had operational or management responsibility or have provided services at any time during the Relevant Period;

f.	“Relevant Period” shall mean the period of 12 months immediately before the Effective Date;

g.	“Restricted Business” shall mean the business of owning, operating and developing advertising structures both static and moveable, indoor and outdoor including advertising panels designed to display advertisements and any other products or services provided by the Company or any Relevant Group Company at any time during the Relevant Period with which you had a material involvement during the course of your employment at any time during the Relevant Period;

h.	“Restricted Client” shall mean any person who at any time during the Relevant Period was a client or customer of the Company or any Group Company and with whom you had a material involvement during the course of your employment at any time during the Relevant Period;

i.	“Restricted Territory” shall mean within the United Kingdom and any other country in the world where on the Effective Date the Company or any Relevant Group Company was engaged in the research into, development, manufacture, distribution, sale or supply or otherwise dealt in any Restricted Business;

j.	“Target Business Entity” means any business howsoever constituted (whether or not providing Competing Business) which was at the Effective Date or at any time during the Relevant Period a business which the Company or any Relevant Group Company had entered into negotiations with, had approached or had identified as (i) a potential target with a view to its acquisition by the Company or any Relevant Group Company and/or (ii) a potential party to any joint venture with the Company or any Relevant Group Company, in either case where such approach or negotiations or identification were known to a material degree by you during the Relevant Period.

SCHEDULE 2
ADDITIONAL REMUNERATION
09 Opts: 132,163
DISCRETIONARY BONUS
You may be entitled to a bonus payment for each financial year. The terms of the annual bonus shall be determined by Your Director at his absolute discretion but will generally be structured to pay out 100% of your base salary upon achieving the financial and qualitative targets defined by Your Director for each financial year. For the financial year January-December 2009 only, the Company agrees to pay you a minimum discretionary bonus payment of £134,228 (being an amount equivalent to 100% of your base salary, pro rated for the four months of 2009 that you will be employed by the Company), providing that your employment has not been terminated before 31 December 2009, in which case you will be paid such sum pro rata to the date of termination. This sum shall be paid by 28 February 2010. This does not imply any obligation on the Company to pay a discretionary bonus at a similar level in future years.
Any bonus payment shall not be deemed to part of your salary for pension purposes. Apart from as described above (in relation to 2009) and below (one-off bonus in payment in February 2012) and in 8.6 of this Agreement the Company is not obliged to pay any bonus payment unless you have been in employment for the entire financial year during which the bonus payment has accrued.
ADDITIONAL ONE-OFF BONUS
You shall be entitled to payment of an additional one-off bonus calculated as follows:
$1,200,000 — (A + B + C)
Where:
“A” means the gross amount of the discretionary bonus payable in respect of the financial year January — December 2010;
“B” means the gross amount of the discretionary bonus payable in respect of the financial year January — December 2011; and
“C” means the gross amount (less payment in respect of the applicable Option Price but before payment by you in respect of any Tax Liability) which would be received by you if you were to exercise in full Option A (granted to you under the terms of a stock option agreement with Clear Channel Outdoor Holdings, Inc. entered into on or around the date of this agreement, the “Option Agreement”) on 31 December 2011 and immediately sell the resulting shares of Common Stock, provided that if this results in C being a negative figure, C shall be deemed to be zero. For the purposes of this paragraph, defined terms have the same meaning as in the Option Agreement.
Where any amount is to be converted into or from US dollars for the purposes of the calculation above or payment of the additional one-off bonus, it shall be converted using an exchange rate of $1.49 : £1.
The additional one-off bonus shall be subject to deductions under PAYE and payment shall be made by 28 February 2012. However, no payment shall be made in respect of the additional one-off bonus if:
- the aggregate of the amounts A, B and C is greater than $1,200,000; or
- your employment is terminated by the Company for Cause at any time up to and including 28 February 2012; or
- you choose to exercise any part of Option A at any time up to and including 30 December 2011.